Exhibit 99.1

news

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Announces Michael W. Michelson Appointed as New Independent Director

Nashville, Tenn., January 17, 2018 – HCA Healthcare, Inc. (NYSE: HCA) today announced that its board of directors has appointed Michael W. Michelson as an independent director, effective immediately. With his addition, HCA’s board of directors increased from 11 to 12 members. Mr. Michelson will also serve as a member of the Company’s Audit and Compliance Committee and Finance and Investments Committee.

Mr. Michelson joined KKR in 1981 and has played a significant role investing in and developing the firm’s portfolio companies. He began his professional career with the law firm of Latham & Watkins in Los Angeles, where he was involved in a broad corporate practice. He earned an A.B. from Harvard College and a J.D. from Harvard Law School. Mr. Michelson also previously served as a director of HCA from 2006 to 2016.

R. Milton Johnson, chairman and chief executive officer of HCA, commented, “We are very excited to have Mike rejoin our board of directors. I am confident that his extensive business experience and financial expertise, including his knowledge of HCA and the healthcare industry, will be a valuable resource to the Company going forward.”

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All references to “Company” and “HCA” as used throughout this document refer to HCA Healthcare, Inc.

and its affiliates.